                      NEWS
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Cooper Tire & Rubber Company Reports
Fourth Quarter and Full Year 2019 Results

FINDLAY, Ohio, Feb. 24, 2020 – Cooper Tire & Rubber Company (NYSE: CTB) today reported full year 2019 net income of $96 million, or diluted earnings per share of $1.91, compared with $77 million, or $1.51 per share, last year.

Full Year 2019 Highlights

•	Unit volume decreased 3.9 percent compared to 2018.

•	Net sales were $2.75 billion compared to $2.81 billion the prior year.

•	Operating profit was $174 million, or 6.3 percent of net sales, compared to $165 million, or 5.9 percent of net sales, in 2018.

Fourth Quarter Highlights

•	Unit volume decreased 2.6 percent compared to the fourth quarter of 2018.

•	Net sales decreased 2.6 percent to $750 million.

•	Operating profit was $64 million, or 8.5 percent of net sales, compared to $25 million, or 3.2 percent of net sales, in 2018.

•	Net income was $51 million, or $1.02 per share.

“Cooper has made a great deal of progress on the strategic initiatives we outlined at our May 2018 Investor Day,” said President & Chief Executive Officer Brad Hughes. “With a focus on the consumer, we have continued to execute a physical and e-commerce retail expansion effort that now has Cooper products available in the top five tire retailers in the U.S.  We have improved our product mix through a continued focus on high value-add tires, forged ahead into the original equipment (OE) space with Mercedes-Benz as a key customer, and delivered a strong cadence of compelling new products. To enhance the competitiveness of our global manufacturing footprint, we shifted production from our Melksham facility to other lower cost plants, acquired full ownership of our Mexico facility to further develop the full potential of the plant, and opened a new truck and bus radial tire (TBR) joint venture plant in Asia. In addition, we have enhanced our TBR tire business by launching the Cooper brand, which won key OE fitments with Blue Bird school buses. Cooper is also building out a digital marketing capability and increasing brand awareness through a new advertising campaign.

“Our teams around the globe are aligned in executing our strategic plan and delivered improved operating profit and operating profit margin, as well as increased cash flows in 2019, allowing us to continue to fund our strategic initiatives. All of this was achieved in the face of net new tariffs and restructuring costs resulting from our footprint actions.

“Focusing on the fourth quarter, our operating results were in line with our expectations. Operating profit margin improved on both a year-over-year and sequential basis. We saw volume declines in all regions as global tire markets continued to be affected by unfavorable economic and political factors. Yet, in our core U.S. market, light vehicle tire volume was in line with the industry, and in Asia, third party sales were up compared to last year. We have the momentum to continue to make even greater progress on our strategic initiatives and derive even more positive results in 2020. It’s an exciting time of positive transformation at Cooper, and we look forward to building on what we have achieved to deliver value in 2020 and beyond.”

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Cooper Q4 and Full Year 2019—2
Consolidated Results

Cooper Tire	Q4 2019 ($M)	Q4 2018 ($M)	Change		2019 ($M)	2018 ($M)	Change
Net Sales	$750	$770	(2.6%)		$2,753	$2,808	(2.0%)
Operating Profit	$64	$25	156.0%		$174	$165	5.5%
Operating Margin	8.5%	3.2%	5.3	ppts.	6.3%	5.9%	0.4	ppts.

Fourth quarter net sales were $750 million compared with $770 million in the fourth quarter of 2018, a decrease of 2.6 percent. Fourth quarter net sales were negatively impacted by $20 million of lower unit volume. Operating profit was $64 million compared with $25 million in the fourth quarter of 2018. Key drivers included:

•	$34 million benefit from non-recurrence of a goodwill impairment charge in the fourth quarter of 2018.

•
$10 million favorable net tariff impact, which included a $20 million benefit from duty drawbacks, partially offset by $10 million of higher costs related to new tariffs on products imported into the United States from China compared to the same period a year ago.

•	$24 million of favorable raw material costs (excluding the new tariffs) and $1 million of favorable price and mix.

•	$19 million of higher manufacturing costs, $3 million of lower volume, $3 million of higher product liability expense and $5 million of higher other costs.

Cooper's fourth quarter raw material index decreased 9.3 percent compared to the fourth quarter of 2018. The raw material index decreased 4.6 percent sequentially from 157.1 in the third quarter of 2019 to 149.8 in the fourth quarter of 2019.

The effective tax rate for the fourth quarter was (19.3) percent compared with 96.3 percent for the same period the prior year. The tax rate for the fourth quarter of 2019 included a $19 million discrete tax benefit resulting from planning actions involving the company's European tax structure. Excluding this discrete tax item, the effective tax rate would have been 22.7 percent in the fourth quarter of 2019. Excluding the goodwill impairment charge in the fourth quarter of 2018, the effective tax rate would have been 25.2 percent.
At the end of the fourth quarter, Cooper had $391 million in unrestricted cash and cash equivalents compared with $356 million at the end of the fourth quarter of 2018. Capital expenditures in the fourth quarter were $47 million, compared with $49 million in the same period a year ago. Full year capital expenditures were $203 million, which included investments in Serbia, compared with $193 million in the same period a year ago. In addition, during 2019, the company invested $49 million in ACTR Company Limited, its new joint venture with Sailun Vietnam.
Cooper generated a return on invested capital of 8.0 percent for the trailing four quarters.

Americas Tire Operations

Americas Tire Operations	Q4 2019 ($M)	Q4 2018 ($M)	Change		2019 ($M)	2018 ($M)	Change
Net Sales	$655	$664	(1.4%)		$2,354	$2,363	(0.4%)
Operating Profit	$84	$70	19.6%		$238	$230	3.5%
Operating Margin	12.9%	10.6%	2.3	ppts.	10.1%	9.7%	0.4	ppts.

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Cooper Q4 and Full Year 2019—3
Fourth quarter net sales in the Americas segment decreased 1.4 percent as a result of $15 million of lower unit volume, partially offset by $5 million of favorable price and mix and $1 million of favorable foreign currency impact. For the quarter, segment unit volume was down 2.2 percent compared to the same period a year ago.
Cooper’s fourth quarter total light vehicle tire shipments in the U.S. decreased 0.1 percent. The U.S. Tire Manufacturers Association (USTMA) reported that its member shipments of light vehicle tires in the U.S. were flat. Total industry shipments (including an estimate for non-USTMA members) increased 0.1 percent for the period.

Fourth quarter operating profit was $84 million, or 12.9 percent of net sales, compared with $70 million, or 10.6 percent of net sales, for the same period in 2018. Operating profit included $2 million of favorable price and mix, $16 million of favorable raw material costs (excluding the new tariffs), and $1 million of favorable SG&A. The quarter also included $10 million favorable net tariff impact resulting from a $20 million benefit from duty drawbacks, partially offset by $10 million of higher costs related to new tariffs. This was partially offset by $11 million of unfavorable manufacturing, $3 million of higher product liability expense, and $1 million of lower volume compared to the same period a year ago.

International Tire Operations

International Tire Operations	Q4 2019 ($M)	Q4 2018 ($M)	Change		2019 ($M)	2018 ($M)	Change
Net Sales	$119	$149	(20.1%)		$534	$641	(16.7%)
Operating Loss	$(6)	$(33)	82.1%		$(13)	$(14)	4.7%
Operating Margin	(5.0%)	(22.2)%	17.2	ppts.	(2.5)%	(2.2)%	(0.3	) ppts.

Fourth quarter net sales in the International segment decreased 20.1 percent as a result of $25 million of lower unit volume, $3 million of unfavorable price and mix and $2 million of unfavorable foreign currency impact. Segment unit volume decreased 16.9 percent driven primarily by lower intercompany shipments.
The segment's fourth quarter operating loss was $6 million compared with an operating loss of $33 million in the fourth quarter of 2018. The quarter included $7 million of favorable raw material costs, offset by $8 million of manufacturing, $2 million of volume, $1 million of price and mix, $1 million of restructuring and $2 million of other costs compared to the same period a year ago. The fourth quarter of 2018 also included a $34 million goodwill impairment charge, positively impacting the year-over-year comparison.
Outlook

“We are optimistic about 2020 as our business model remains strong and our strategic initiatives continue to gain momentum," said Hughes.

Full year 2020 expectations include:

•	A modest global unit volume increase compared to 2019, including in the U.S.

•	Operating profit margin that improves during the year, with the second half better than the first half, and the full year exceeding 2019.

•	An effective tax rate, excluding significant discrete items, of approximately 25 percent.

•	Capital expenditures that will range between $260 and $280 million. This includes investments in Serbia and Mexico.

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Cooper Q4 and Full Year 2019—4
Management anticipates first half 2020 operating profit margin to be impacted by typical seasonality and certain unique items which are included in the full year outlook:

•	Approximately $10 million of restructuring charges related to the transition at the company's Mexico manufacturing facility, which will occur primarily in the first quarter of 2020.

•	Higher manufacturing costs in Latin America, Europe and Asia related to both market conditions and the company's footprint actions.

•	Higher SG&A expenses, including the impact of the timing of advertising spend.
Expectations do not include tariff rate changes or additional tariffs that continue to be considered, but have not yet been imposed. The outlook for 2020 also does not include the impact of the coronavirus.

Fourth Quarter and Full Year 2019 Conference Call Today at 10 a.m. Eastern
Management will discuss the financial and operating results for the fourth quarter and full year, as well as the company’s business outlook, on a conference call for analysts and investors today at 10 a.m. EST. The call may be accessed on the investor relations page of the company’s website at http://coopertire.com/Investors.aspx or at https://services.choruscall.com/links/ctb200224.html. Following the conference call, the webcast will be archived and available for 90 days at these websites.

A summary slide presentation of information related to the quarter is posted on the company's website at http://investors.coopertire.com/Quarterly-Results.
Forward-Looking Statements
This release contains what the company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters the company anticipates may happen with respect to the future performance of the industries in which it operates, the economies of the U.S. and other countries, or the performance of the company itself, which involve uncertainty and risk. Such forward-looking statements are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from projections or expectations due to a variety of factors, including, but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum-based products and natural gas or the unavailability of such raw materials or energy sources;

•	the failure of the company’s suppliers to timely deliver products or services in accordance with contract specifications;

•
changes to tariffs or trade agreements, or the imposition of new or increased tariffs or trade restrictions, imposed on tires, raw materials or manufacturing equipment which the company uses, including changes related to tariffs on tires, raw materials and tire manufacturing equipment imported into the U.S. from China or other countries;

•	the impact of labor problems, including labor disruptions at the company, its joint ventures, or at one or more of its large customers or suppliers;

•	changes in economic and business conditions in the world, including changes related to the United Kingdom’s decision to withdraw from the European Union;

•	the inability to obtain and maintain price increases to offset higher production, tariffs, raw material or energy costs;

•	pandemics, such as a coronavirus, and the related impact on the company's operations, distribution channels, customers and suppliers;

•
a disruption in, or failure of, the company’s information technology systems, including those related to cybersecurity, could adversely affect the company’s business operations and financial performance;

•	increased competitive activity, including actions by larger competitors or lower-cost producers;

•	the failure to achieve expected sales levels;

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Cooper Q4 and Full Year 2019—5

•
changes in the company’s customer or supplier relationships or distribution channels, including the write-off of outstanding accounts receivable or loss of particular business for competitive, credit, liquidity, bankruptcy, restructuring or other reasons;

•	the failure to develop technologies, processes or products needed to support consumer demand or changes in consumer behavior, including changes in sales channels;

•
the costs and timing of restructuring actions and impairments or other charges resulting from such actions, including restructuring and related actions in Europe and at the company's manufacturing facility in Mexico, after the company's purchase of the remaining noncontrolling interest in such facility in January, or from adverse industry, market or other developments;

•	consolidation or other cooperation by and among the company’s competitors or customers;

•
inaccurate assumptions used in developing the company’s strategic plan or operating plans, or the inability or failure to successfully implement such plans or to realize the anticipated savings or benefits from strategic actions;

•	risks relating to investments and acquisitions, including the failure to successfully integrate them into operations or their related financings may impact liquidity and capital resources;

•
the ultimate outcome of litigation brought against the company, including product liability claims, which could result in commitment of significant resources and time to defend and possible material damages against the company or other unfavorable outcomes;

•
the failure to successfully ramp up production at the company's new ACTR joint venture to produce TBR tires according to plans, and the ability to find and develop alternative sources for TBR products;

•	government regulatory and legislative initiatives including environmental, healthcare, privacy and tax matters;

•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;

•	changes in interest or foreign exchange rates or the benchmarks used for establishing the rates;

•	an adverse change in the company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;

•	failure to implement information technologies or related systems, including failure by the company to successfully implement ERP systems;

•	the risks associated with doing business outside of the U.S.;

•	technology advancements;

•	the inability to recover the costs to refresh existing products or develop and test new products or processes;

•	failure to attract or retain key personnel;

•
changes in pension expense and/or funding resulting from the company’s pension strategy, investment performance of the company’s pension plan assets and changes in discount rate or expected return on plan assets assumptions, changes to participant behavior, or changes to related accounting regulations;

•	changes in the company’s relationship with its joint venture partners or suppliers, including any changes with respect to its former PCT joint venture's production of TBR products;

•	tax-related issues, including the ability to support certain tax positions, the impact of tax reform legislation and the inability to utilize deferred tax assets;

•
a variety of factors, including market conditions, may affect the actual amount expended on stock repurchases; the company’s ability to consummate stock repurchases; changes in the company’s results of operations or financial conditions or strategic priorities may lead to a modification, suspension or cancellation of stock repurchases, which may occur at any time;

•	the inability to adequately protect the company’s intellectual property rights.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

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Cooper Q4 and Full Year 2019—6
The company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”).

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures as defined under SEC rules.  Non-GAAP financial measures should be considered in addition to, not as a substitute for, other financial measures prepared in accordance with generally accepted accounting principles (“GAAP”).  The company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures.  Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.  As required by SEC rules, detailed reconciliations between the company’s GAAP and non-GAAP financial results are provided on the attached schedule.  The company uses an adjusted provision for income taxes to evaluate the performance of the company's operations exclusive of items affecting comparability of results from period to period. The company believes that information about the provision for income taxes exclusive of these items is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for the comparability between periods of the operating performance of the company's business and allows investors to evaluate the impact of the excluded items separately from the impact of the operations of the business. The company believes return on invested capital (“ROIC”) provides additional insight for analysts and investors in evaluating the company’s financial and operating performance.  The company defines ROIC as the trailing four quarters’ after tax operating profit, utilizing the company’s adjusted effective tax rate, divided by the total invested capital, which is the average of ending debt and equity for the last five quarters.  The company believes ROIC is a useful measure of how effectively the company uses capital to generate profits.
About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specializes in the design, manufacture, marketing and sale of passenger car, light truck, medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design operations within its family of companies located in more than one dozen countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:                        Media Contact:
Jerry Bialek                            Anne Roman
419.424.4165                            419.429.7189
investorrelations@coopertire.com                    alroman@coopertire.com

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Cooper Tire & Rubber Company
Consolidated Statements of Income

(Dollar amounts in thousands except per share amounts)
	Three Months Ended December 31,
	(Unaudited)		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net sales	$750,212	$770,487	$2,752,639	$2,808,062
Cost of products sold	618,688	645,849	2,319,349	2,364,769
Gross profit	131,524	124,638	433,290	443,293
Selling, general and administrative expense	66,599	65,985	250,017	244,221
Restructuring expense	1,342	—	8,818	—
Goodwill impairment charge	—	33,827	—	33,827
Operating profit	63,583	24,826	174,455	165,245
Interest expense	(7,590)	(8,142)	(31,189)	(32,181)
Interest income	2,571	3,514	9,458	10,216
Other pension and postretirement benefit expense	(13,355)	(6,921)	(41,567)	(27,806)
Other non-operating expense	(892)	(1,288)	(1,485)	(1,416)
Income before income taxes	44,317	11,989	109,672	114,058
Income tax (benefit) provision	(8,554)	11,550	11,355	33,495
Net income	52,871	439	98,317	80,563
Net income attributable to noncontrolling shareholders' interests	1,612	858	1,913	3,977
Net income attributable to Cooper Tire & Rubber Company	$51,259	$(419)	$96,404	$76,586

Earnings per share:
Basic	$1.02	$(0.01)	$1.92	$1.52
Diluted	$1.02	$(0.01)	$1.91	$1.51

Weighted average shares outstanding (000s):
Basic	50,189	50,073	50,159	50,350
Diluted	50,420	50,344	50,378	50,597

Segment information:
Net Sales
Americas Tire	$654,526	$664,138	$2,353,726	$2,362,646
International Tire	119,434	149,492	534,003	640,976
Eliminations	(23,748)	(43,143)	(135,090)	(195,560)

Operating profit (loss):
Americas Tire	$84,209	$70,432	$237,753	$229,500
International Tire	(5,924)	(33,124)	(13,390)	(14,044)
Unallocated corporate charges	(15,186)	(13,376)	(49,968)	(51,564)
Eliminations	484	894	60	1,353

Cooper Tire & Rubber Company
Condensed Consolidated Balance Sheets

(Dollar amounts in thousands)
	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$391,332	$356,254
Notes receivable	535	5,737
Accounts receivable	544,257	546,905
Inventories	464,221	479,980
Other current assets	52,635	67,856
Total current assets	1,452,980	1,456,732

Property, plant and equipment, net	1,047,242	1,001,921
Operating lease right-of-use assets, net	80,752	—
Goodwill	18,851	18,851
Intangibles, net	111,356	120,321
Deferred income tax assets	29,336	28,146
Investment in joint venture	48,912	—
Other assets	12,909	8,234
Total assets	$2,802,338	$2,634,205

Liabilities and Equity
Current liabilities:
Notes payable	$12,296	$15,288
Accounts payable	276,732	286,671
Accrued liabilities	302,477	282,650
Income taxes payable	2,304	975
Current portion of long-term debt and finance leases	10,265	174,760
Total current liabilities	604,074	760,344

Long-term debt and finance leases	309,148	121,284
Noncurrent operating leases	55,371	—
Postretirement benefits other than pensions	227,216	236,454
Pension benefits	126,707	147,950
Other long-term liabilities	149,065	135,730
Deferred income tax liabilities	3,024	—
Total parent stockholders' equity	1,264,625	1,172,043
Noncontrolling shareholders' interests in consolidated subsidiaries	63,108	60,400
Total liabilities and equity	$2,802,338	$2,634,205

Cooper Tire & Rubber Company
Consolidated Statements of Cash Flows

(Dollar amounts in thousands)
	Twelve Months Ended December 31,
	2019	2018
Operating activities:
Net income	$98,317	$80,563
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	148,054	147,161
Deferred income taxes	1,746	30,519
Stock-based compensation	4,362	4,852
Change in LIFO inventory reserve	2,548	(3,026)
Amortization of unrecognized postretirement benefits	36,446	36,662
Goodwill impairment charge	—	33,827
Changes in operating assets and liabilities:
Accounts and notes receivable	8,980	(19,729)
Inventories	14,355	27,438
Other current assets	15,261	(2,080)
Accounts payable	9,809	10,646
Accrued liabilities	(4,517)	7,635
Pension and postretirement benefits	(49,714)	(77,883)
Other items	4,946	(18,147)
Net cash provided by operating activities	290,593	258,438
Investing activities:
Additions to property, plant and equipment and capitalized software	(202,722)	(193,299)
Investment in joint venture	(49,001)	—
Proceeds from the sale of assets	119	160
Net cash used in investing activities	(251,604)	(193,139)
Financing activities:
Issuances of short-term debt	12,296	15,288
Repayment of short-term debt	(15,288)	(39,450)
Issuance of long-term debt	200,000	—
Repayment of long-term debt and finance lease obligations	(177,251)	(1,395)
Payment of financing fees	(2,207)	(1,230)
Repurchase of common stock	—	(30,183)
Payments of employee taxes withheld from share-based awards	(1,376)	(2,111)
Payment of dividends to Cooper Tire & Rubber Company stockholders	(21,068)	(21,138)
Issuance of common shares related to stock-based compensation	232	306
Net cash used in financing activities	(4,662)	(79,913)
Effects of exchange rate changes on cash	552	554
Net change in cash, cash equivalents and restricted cash	34,879	(14,060)
Cash, cash equivalents and restricted cash at beginning of period	378,246	392,306
Cash, cash equivalents and restricted cash at end of period	$413,125	$378,246

Cash and cash equivalents	$391,332	$356,254
Restricted cash included in Other current assets	20,305	19,967
Restricted cash included in Other assets	1,488	2,025
Total cash, cash equivalents and restricted cash	$413,125	$378,246

Cooper Tire & Rubber Company
Reconciliation of Non-GAAP Financial Measures
(Unaudited)

(Dollar amounts in thousands)

ADJUSTED PROVISION FOR INCOME TAXES

	Three Months Ended December 31, 2019
	Income before income taxes	Income tax (benefit) provision	Effective tax rate
Reported (GAAP)	$44,317	$(8,554)	(19.3)%
Income tax overlay	—	18,606	—
Adjusted (Non-GAAP)	$44,317	$10,052	22.7%

	Year Ended December 31, 2019
	Income before income taxes	Income tax provision	Effective tax rate
Reported (GAAP)	$109,672	$11,355	10.4%
Income tax overlay	—	18,606	—
Adjusted (Non-GAAP)	$109,672	$29,961	27.3%

	Three Months Ended December 31, 2018
	Income before income taxes	Income tax provision	Effective tax rate
Reported (GAAP)	$11,989	$11,550	96.3%
Goodwill impairment charge	33,827	—	—
Adjusted (Non-GAAP)	$45,816	$11,550	25.2%

	Year Ended December 31, 2018
	Income before income taxes	Income tax provision	Effective tax rate
Reported (GAAP)	$114,058	$33,495	29.4%
Goodwill impairment charge	33,827	—	—
Adjusted (Non-GAAP)	$147,885	$33,495	22.6%

RETURN ON INVESTED CAPITAL (ROIC)
	Trailing Four Quarters Ended December 31, 2019
Calculation of ROIC			Calculation of Net Interest Tax Effect
Operating profit		$174,455	Adjusted (Non-GAAP) provision for income taxes (c)			$29,961
Adjusted (Non-GAAP) effective tax rate	27.3%		Income before income taxes (d)			$109,672
Income tax expense on operating profit	47,659		Adjusted (Non-GAAP) effective income tax rate (c)/(d)			27.3%
Adjusted operating profit after taxes (a)		126,796
Total invested capital (b)		$1,582,749
ROIC, including noncontrolling equity (a)/(b)		8.0%

Calculation of Invested Capital (five quarter average)	Equity	Long-term debt and finance leases	Current portion of long-term debt and finance leases	Notes payable	Total invested capital
December 31, 2019	$1,327,733	$309,148	$10,265	$12,296	$1,659,442
September 30, 2019	1,268,463	120,657	173,578	16,188	1,578,886
June 30, 2019	1,254,026	120,624	173,766	19,656	1,568,072
March 31, 2019	1,248,218	121,305	173,974	20,074	1,563,571
December 31, 2018	1,232,443	121,284	174,760	15,288	1,543,775
Five quarter average	$1,266,177	$158,604	$141,269	$16,700	$1,582,749